EXHIBIT 3.1


                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                             DENTAL RESOURCES, INC.


                                ARTICLE 1 - NAME

         1.1)     The name of the corporation shall be DTLL, Inc.


                     ARTICLE 2 - REGISTERED OFFICE AND AGENT

         2.1)     The registered office of the corporation is located at 701
Xenia Avenue South, Suite 130, Golden Valley, MN 55416.


                              ARTICLE 3 - PURPOSES

         3.1)     The corporation shall have general business purposes.


                            ARTICLE 4 - CAPITAL STOCK

         4.1)     Authorized Shares; Establishment of Classes and Series. The
aggregate number of shares the corporation has authority to issue shall be 100,000,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of 50,000,000 common shares and 50,000,000 undesignated shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series.

         4.2)     Voting Rights. Each holder of record of the common stock of the corporation shall be entitled to one (1) vote for each share of common stock held by him at each meeting of the shareholders and in respect to any matter on which the shareholders have a right to vote. The right to vote shall be subject to the provisions of the by-laws of the corporation in effect from time to time with respect to closing the transfer books and fixing a record date for the determination of shareholders entitled to vote. Cumulative voting for directors is not permitted.

         4.3)     Pre-emptive Rights. The shareholders of the corporation shall not have the preemptive right of subscription to any shares of common or preferred stock of the corporation to be issued or sold, or hereafter authorized, or any obligations or securities exchangeable for or convertible into stock of the corporation which has not yet been authorized.

         4.4)     Stock Rights and Options. The Board of Directors shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or series, upon such terms and conditions


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and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights.

         4.5)     Dividends. The holders of the common stock shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus legally available therefor, any and all dividends, payable either in cash, in property or in shares of the capital stock of the corporation. The Board of Directors may authorize dividends only if the corporation will be able to pay its debts in the ordinary course of business after paying the dividend.

         4.6)     Other Distributions. The Board of Directors may authorize, and the holders of the common stock may receive, distributions other than dividends only if the corporation will be able to pay its debts in the ordinary course of business after making the distribution.

         4.7)     Board of Directors' Powers. - The capital stock may be issued as and when the Board of Directors shall determine, and, under and pursuant to the laws of the State of Minnesota, the Board of Directors shall have the power to fix or alter, from time to time, in respect to shares then unissued, any or all of the following: dividend rate; redemption price; the liquidation price; the conversion rights and the sinking or purchase fund rights of shares of any class, or of any series of any class, or the number of shares constituting any series of any class.


                       ARTICLE 4 - RIGHTS OF SHAREHOLDERS

         4.1)     No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

         4.2)     No Cumulative Voting Rights. There shall be no cumulative
voting by the shareholders of the corporation.


                              ARTICLE 5 - DIRECTORS

         5.1)     The Board of Directors is expressly authorized to make and alter the bylaws of this corporation subject to the power of the shareholders to change or repeal such bylaws; provided, that the Board of Directors shall not adopt, amend or repeal any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board or fixing the number of directors or their classifications or terms of office, but the Board of Directors may adopt or amend a by-law to increase the number of directors.


               ARTICLE 6 - VOLUNTARY TRANSFER OF CORPORATE ASSETS

         6.1)     The holders of a majority of all the shares entitled to vote at any duly constituted meeting of the shareholders shall have the power to authorize the Board of Directors to sell, lease, exchange or otherwise dispose of all or substantially all of the property and assets of this corporation, including its goodwill, upon such terms and conditions and for such consideration as the Board of Directors deems advisable; to adopt or reject an agreement of merger, provided, however, that notice of such proposal shall have been mailed to each shareholder entitled to vote


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at such meeting at least fourteen (14) days prior to such meeting, or the written consent of such shareholder is given to such action as provided by statute.


                        ARTICLE 7 - AMENDMENT OF ARTICLES

         7.1)     The holders of a majority of all shares entitled to vote at any duly constituted meeting of the shareholders shall have the power to amend, alter or repeal the Articles of Incorporation to the extent and manner prescribed by the laws of the State of Minnesota.